Exhibit 2.4

SUPPORT AGREEMENT

(Peoples Shareholders)

                         , 2007

BancTrust Financial Group, Inc.

100 Saint Joseph Street

Mobile, AL 36602

Ladies and Gentlemen:

This letter is to confirm our agreement regarding all of the shares of common stock, $0.01 par value per share (the “Shares”) of The Peoples BancTrust Company, Inc., an Alabama corporation (the “Company”) held by the undersigned shareholder of the Company (the “Shareholder”). In order to induce BancTrust Financial Group, Inc., an Alabama corporation (“Buyer”) to enter into an Agreement and Plan of Merger, to be dated as of the date hereof between the Company and Buyer (the “Merger Agreement”), the parties hereto agree as follows:

The Shareholder hereby agrees not to sell, transfer or encumber the Shares (except to Buyer) during the term of this letter agreement.

The Shareholder hereby represents and warrants as to the Shares that the Shareholder has full right, power and authority to vote the Shares, and this letter agreement is a valid and binding agreement, enforceable against the Shareholder, in accordance with its terms; and neither the execution of this letter agreement nor the consummation by the Shareholder of the transactions contemplated hereby will constitute a violation of, or conflict with, or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or by which the Shareholder or the Shares are bound.

Buyer hereby represents and warrants that it has the corporate power and it is duly authorized to enter into this letter agreement.

The Shareholder hereby agrees to vote all of the Shares, and any other common shares of the Company which the Shareholder may own, or have the power to vote, (i) in the manner directed by Buyer with respect to any matters related to the acquisition of the Company by Buyer and (ii) against any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, or any other matters which would be inconsistent with Buyer’s intended acquisition of the Company. In furtherance of the voting agreement contained in this paragraph, the Shareholder hereby revokes any and all previous proxies with respect to any of the Shares and grants to Buyer and such individuals or entities as Buyer may designate an irrevocable proxy to vote all of the Shares owned by the Shareholder in accordance with this paragraph on any matters which may be presented to shareholders of the Company with respect to any matters related to the acquisition of the Company by Buyer or any other mergers, recapitalizations, business combinations, sales of assets, liquidations or similar transactions involving the Company, or any other matters which would be inconsistent with Buyer’s proposed acquisition of the Company. In addition, the Shareholder hereby agrees to execute such additional documents as Buyer may reasonably request to effectuate its voting rights under this paragraph.

We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

This letter agreement may be terminated at any time (i) by mutual written consent of the parties hereto, or (ii) by either party if the Merger Agreement has been terminated in accordance with its terms. Notwithstanding the foregoing, such right of termination shall not be available to any party whose breach of any obligation hereunder has been the cause of or resulted in the failure of the transactions contemplated by the Merger Agreement or this letter agreement to be consummated. No such termination shall relieve any party from liability for any breach of this letter agreement.

Each party shall be entitled, without prejudice to the rights and remedies otherwise available to such party, to specific performance of all of the other party’s obligations hereunder. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Alabama. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Sincerely,

Acknowledged and agreed:

By:
Name:
Title: